UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CHEVIOT FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Cheviot Financial Corp. (the “Company”). The Annual Meeting will be held at Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45211 at 3:00 p.m. (local time) on April 24, 2007.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted.

The Annual Meeting is being held so that shareholders will be given an opportunity to elect directors and ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm.

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interest of the Company and its shareholders. For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote “FOR” the proposals presented at the Annual Meeting.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible even if you currently plan to attend the Annual Meeting. Your vote is important regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

Sincerely,

Thomas J. Linneman
President and Chief Executive Officer

Cheviot Financial Corp.
3723 Glenmore Avenue
Cheviot, Ohio 45211

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 24, 2007

To Our Shareholders:

The Annual Meeting of Shareholders of Cheviot Financial Corp. (the “Company”) will be held on Tuesday, April 24, 2007, at 3:00 p.m. Eastern Time at Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45211, for the following purposes:

1.	To elect two directors each to serve a three year term;

2.	To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm; and

3.	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has established the close of business on March 15, 2007 as the record date (the “Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Only shareholders of record at the close of business on the Record Date are entitled to vote on matters to be presented at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE READ THE ENCLOSED MATERIAL AND VOTE YOUR SHARES. YOU CAN VOTE BY MAILING YOUR COMPLETED AND SIGNED PROXY OR VOTING INSTRUCTION CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ARE THE SHAREHOLDER OF RECORD FOR YOUR SHARES, YOU CAN ALSO VOTE AT THE ANNUAL MEETING. IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

By Order of the Board of Directors

James E. Williamson
Executive Secretary
Cheviot, Ohio
March 26, 2007

IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES

PROXY STATEMENT
of
CHEVIOT FINANCIAL CORP.
3723 Glenmore Avenue
Cheviot, Ohio 45211

ANNUAL MEETING OF SHAREHOLDERS
April 24, 2007

We are providing this Proxy Statement and accompanying proxy card to the shareholders of Cheviot Financial Corp. in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 24, 2007, at 3:00 p.m. Eastern Daylight Savings Time at Cheviot Savings Bank, 3723 Glenmore Avenue, Cheviot, Ohio 45211. The Notice of Annual Meeting of Shareholders, this Proxy Statement, the accompanying proxy card, and our Annual Report to Shareholders for the year ended December 31, 2006 are first being mailed on or about March 26, 2007 to our shareholders of record on March 15, 2007 (the “Record Date”).

VOTING AND REVOCATION OF PROXIES

A shareholder who delivers a signed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later dated proxy to the President of the company prior to the Annual Meeting, (ii) delivering written notice of revocation of the proxy to the President of the company prior to the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Proxies will be voted as instructed by the shareholder or shareholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $0.01 par value per share (our “common stock”), represented thereby will be voted: (1) FOR the election of the directors nominated for election to the Board of Directors; (2) FOR the ratification of the selection of our independent registered public accounting firm for 2007; and (3) in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

We are the parent company of Cheviot Savings Bank (the “Bank”). We are the majority-owned subsidiary of Cheviot Mutual Holding Company (“Cheviot Mutual”). Since Cheviot Mutual owns 55.0% of our outstanding shares of common stock, the votes cast by Cheviot Mutual will be determinative in the voting on Proposal 1 (election of directors) and Proposal 2 (ratification of selection of our independent registered public accounting firm).

The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. The two nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting will be elected as directors. Approval of the ratification of our registered public accounting firm requires that the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the proposal. Abstentions and broker non-votes will not be counted as votes cast in the election of nominees for director or other proposals. Proxies and ballots will be received and tabulated by The Registrar and Transfer Company, our transfer agent for the Annual Meeting.

As of the Record Date, we had 9,918,751 shares of common stock issued and outstanding of which Cheviot Mutual owns 5,455,313 shares. Each holder of shares of our common stock outstanding will be entitled to one vote for each share held of record. As provided in our Charter, for a period of five years from January 5, 2004, the date of the completion of our stock offering, no person, except Cheviot Mutual, is permitted to beneficially own in excess of 10% of our outstanding common stock (the “Limit”), and any shares acquired in violation of this Limit are not entitled to any vote. A person or entity is deemed to own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity.

We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby. Proxies will be solicited by mail and may also be solicited by our directors, officers and other employees, without additional remuneration, in person or by telephone or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the Record Date and will reimburse such persons for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by completing and returning the enclosed proxy card will help to avoid additional expense.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of common stock as of the Record Date by (i) each beneficial owner of more than five percent (5%) of such outstanding stock, (ii) each director and each executive officer, and (iii) all of our directors and executive officers as a group. Except as otherwise noted, the beneficial owners, directors and executive officers listed have sole voting and investment power with respect to shares beneficially owned by them. None of the shares beneficially owned by directors, executive officers or nominees to the board of directors have been pledged as security or collateral for any loans.

Name and Address of	Amount and Nature of
Beneficial Owner(1)	Beneficial Ownership		Percent of Class(2)

Cheviot Mutual Holding Company	5,455,313		55.00%
Cheviot Financial Corp. Employee Stock Ownership Plan (the “ESOP”)	357,075	(3)	3.60%

Steven R. Hausfeld	2,377	(4)	*
Edward L. Kleemeier	23,918	(5)	*
Thomas J. Linneman	93,968	(6)	*
John T. Smith	27,490	(7)	*
Robert L. Thomas	22,690	(8)	*
James E. Williamson	19,789	(9)	*
Deborah A. Fischer	34,756	(10)	*
Kevin M. Kappa	61,645	(11)	*
Jeffrey J. Lenzer	49,112	(12)	*
Scott T. Smith	53,844	(13)	*
All Directors and Executive Officers as a Group (10 persons)	389,589	(14)	3.93%
______________________________
_
*	Indicates beneficial ownership of less than 1%.
(1)	The address of all persons listed is: c/o Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211.
(2)	Based on 9,918,751 shares of common stock outstanding on March 15, 2007.
(3)
These shares are held in a suspense account and are allocated among participants annually on the basis of compensation as the ESOP debt is repaid. As of the Record Date, 107,121  shares have been allocated to ESOP participants. Messrs. Thomas J. Linneman and Scott T. Smith have been appointed to serve as ESOP Administrator for the ESOP. First Bankers Trust is the ESOP Trustee. The ESOP Committee directs the vote of all unallocated shares and shares allocated to participants if timely voting directions are not received for such shares. Messrs. Linneman and Smith disclaim beneficial ownership for share voted by the ESOP Committee.

(4)
These shares include 200  shares as to which Mr. Hausfeld has shared voting and investment power. Includes 285 shares of restricted stock and options to acquire 892 shares which were exercisable within 60 days of the Record Date.

(5)
These shares include 1,428  shares owned by jointly Mr. Kleemeier’s spouse and a third person for which he does not have voting or investment power and disclaims beneficial ownership. Includes 3,570  shares of restricted stock and options to acquire 8,920  shares which were exercisable within 60 days of the Record Date.

(6)
These shares include 12,500  shares owned by Mr. Linneman’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership, and 11,118  ESOP shares over which Mr. Linneman has shared voting power, but no investment power. In addition, includes 17,850  shares of restricted stock and options to acquire 40,000  shares which are exercisable within 60 days of the Record Date. (Footnotes continued on next page)

(7)
These shares include (a) 2,500  shares of common stock owned by Mr. Smith’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership and (b) 12,500  shares of common stock held for the benefit of Mr. Smith under the Hawkstone Retirement Plan. Includes 3,570  shares of restricted stock and options to acquire 8,920  shares of common stock which were exercisable within 60 days of the Record Date.

(8)	Includes 3,570 shares of restricted stock and options to acquire 8,920 shares of common stock which were exercisable within 60 days of the Record Date.
(9)
These shares include 877  shares of common stock owned by Mr. Williamson’s spouse for which he does not have voting or investment power. Includes 3,570  shares of restricted stock and options to acquire 8,920  shares of common stock which were exercisable within 60 days of the Record Date.

(10)
These shares include 5,567 shares owned by Mrs. Fischer’s spouse for which she does not have voting or investment power and as to which she disclaims beneficial ownership, and 4,371 ESOP shares. Includes 2,140 shares of restricted stock and options to acquire 4,800 shares which are exercisable within 60 days of the Record Date.

(11)
These shares include (a) 8,385  shares of common stock owned by Mr. Kappa’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership and (b) 2,801  shares of common stock allocated to Mr. Kappa’s account under the Cheviot Savings Bank 401(k) Retirement Savings Plan and (c) 6,699  ESOP shares. Includes 10,700  shares of restricted stock and options to acquire 23,200  shares which are exercisable within 60 days of the Record Date.

(12)
These shares include 4,402  shares of common stock owned by Mr. Lenzer’s spouse for which he does not have voting or investment power and as to which he disclaims beneficial ownership and 7,066  ESOP shares. Includes 9,042  shares of restricted stock and options to acquire 24,200  shares which are exercisable within 60 days of the Record Date.

(13)
These shares include 11,750  shares of common stock owned by Mr. Smith’s spouse for which he does not have voting or investment power, 1,500  shares owned by Mr. Smith’s children and 5,704  ESOP shares. Includes 7,140  shares of restricted stock and options to acquire 16,000  shares which are exercisable within 60 days of the Record Date.

(14)
These shares include shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership. In the aggregate, our directors and executive officers disclaim beneficial ownership of and do not have voting or investment power for 43,542  of the shares.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Charter requires that the Board of Directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three-year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of six members. Two directors will be elected at the Annual Meeting, each to serve for a three-year term expiring in 2010 and until their successors have been elected and qualified.

The Board has nominated Edward L. Kleemeier and James E. Williamson, each of whom is a current director, each to serve until the 2010 Annual Meeting of Shareholders. Information regarding the business experience of each nominee as well as each of the other directors is provided below.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of Messrs. Kleemier and Williamson to the Board of Directors. The nominees have consented to serve as our directors if elected. If, at the time of the Annual Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board of Directors. The Board of Directors has no reason to believe any of the nominees will be unable or will decline to serve as a director.

Each director, including the director nominees, who was a director of the Bank on the date the Bank reorganized into the mutual holding company structure (the “Reorganization Date”) continued to serve as a director of the Bank and became a director of each of the company and Cheviot Mutual as of January 5, 2004, the Reorganization Date.

Director Nominees

(Terms expire at the 2010 Annual Meeting of Shareholders)

Edward L. Kleemeier, 72, is a retired District Fire Chief for the City of Cincinnati, Ohio. Mr. Kleemeier has served as a director of the Bank since 1978.

James E. Williamson, 62, is a retired District Administrator (Director) of Oak Hills Local School District in Cincinnati, Ohio since 2000. Mr. Williamson was a high school principal in Cincinnati, Ohio from 1989 to 2000. Mr. Williamson also serves as the Executive Secretary of Cheviot Mutual and the company. Mr. Williamson has served as a director of the Bank since 1997.

Directors Not Standing for Election

(Terms expire at the 2008 Annual Meeting of Shareholders)

John T. Smith, 62, is the Secretary/Treasurer of Hawkstone Associates, Inc. dba Triumph Energy Corp., a gasoline wholesaler and retailer. Mr. Smith is the father of Scott T. Smith, our Chief Financial Officer and of Cheviot Mutual and the Bank. Mr. Smith has served as a director of the Bank since 1995.

Robert Thomas, 64, is the owner/operator of R&R Quality Meats & Catering in Cheviot, Ohio. Mr. Thomas has served as a director of the Bank since 1989.

(Terms Expire at the 2009 Annual Meeting of Shareholders)

Steven R. Hausfeld, 49, is a Certified Public Accountant who owns a local accounting practice. Mr. Hausfeld previously served as a school board member for the Oak Hills Local School District through December, 2005. Mr. Hausfeld has served as a director of the Bank since July 2005. Mr. Hausfeld serves as the financial expert on the Audit Committee.

Thomas J. Linneman, 53, is our President and Chief Executive Officer and of Cheviot Mutual since the Reorganization Date and of the Bank since 1998. Mr. Linneman has served as a director of the Bank since 1998.

Executive Officers

Jeffrey J. Lenzer, 45, has been our Vice President of Operations since 2005. Prior to that, he served as the Vice President of Lending.

Kevin M. Kappa, 49, has been our Vice President of Compliance since 1993.

Scott T. Smith, 37, has been our Chief Financial Officer and Treasurer since 1999. Mr. Smith is the son of Director John T. Smith.

Deborah A. Fischer, 53, has been our Vice President of Lending since 2006. Prior to that, she served as the Assistant Vice President of Lending.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. KLEEMEIER AND WILLIAMSON TO THE BOARD OF DIRECTORS.

Board Structure and Compensation

We are a “controlled company” under NASDAQ Marketplace Rules because more than 50% of our voting power is held by Cheviot Mutual. Therefore, we are exempt from the NASDAQ Marketplace Rules requiring (a) that we have a majority of independent directors on the Board, (b) any compensation committee and nominating committee to be composed solely of independent directors, (c) the compensation of executive officers being determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and (d) the election or recommendation of director nominees for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Affirmative Determinations Regarding Director Independence and Other Matters

Based on information supplied to it by the directors, the Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in the NASDAQ Marketplace Rules:

Steven R. Hausfeld                              Robert Thomas
Edward L. Kleemeier   James E. Williamson

In this proxy statement these four directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” The Independent Directors constitute a majority of the Board of Directors. Although Mr. Smith is not an employee of the company or any of its affiliates, Mr. Smith is determined not to be independent because of a family relationship; Mr. Smith is the father of Scott T. Smith, our Chief Financial Officer of Cheviot Mutual and the Bank.

The Board of Directors has also determined that each member of the Audit Committee of the Board meets the independence requirements applicable to that committee prescribed by the NASDAQ Marketplace Rules, the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service.

In determining the independence of our directors we considered our relationships with these individuals which consist of making loans to our directors. We will originate mortgage loans secured by the borrower’s residence to our employees, executive officers and directors. All of these loans are made in accordance with applicable banking regulations. All employees and directors loans must be approved by the Board of Directors.

Board and Committee Meetings

We have six directors and the following two committees: (1) Audit Committee and (2) Nominating Committee. The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the company, although it is not involved in the day-to-day operating details. Directors are kept informed of our business by various reports and documents sent to them, as well as by operating and financial reports presented at Board and Committee meetings by the Chief Executive Officer and other officers.

Our directors also serve as the Board of Directors for the Bank and did so prior to the Reorganization Date. For the year ended December 31, 2006 the Board of Directors held 26 regular and no special meeting. No director attended fewer than 75 percent of the total meetings of the Board of Directors and the committees on which such director served.

Audit Committee. The Audit Committee consists of three of the Independent Directors, Messrs. Hausfeld, Thomas and Williamson. The committee is responsible for engaging our independent registered public accounting firm, overseeing our financial reporting process, evaluating the adequacy of our internal controls, reviewing our compliance with federal, state and local laws and regulations, and monitoring the legal and ethical conduct of our management and employees. In addition, the committee reviews our financial affairs, including its capital structure, borrowing limits, financing of corporate acquisitions and the performance of its benefit plans. The Audit Committee membership meets the audit committee composition requirements of the NASDAQ Marketplace Rules. Mr. Hausfeld has been designated as the audit committee’s financial expert. Mr. Hausfeld is a certified public accountant. The Audit Committee also serves as the audit committee for the board of directors of the Bank.

The Audit Committee met five times for the year ended December 31, 2006. Pursuant to applicable regulations, the Audit Committee has adopted a written charter a copy of which is available on our website www.cheviotsavings.com.

Nominating Committee. The Nominating Committee consists of the entire Board of Directors, as required by our Bylaws [except for directors who are under consideration for relection], including both independent and non-independent directors. As a “controlled company,” we are not required to have the Nominating Committee comprised solely of the Independent Directors. The non-independent members of the Nominating Committee are Messrs. Linneman and Smith. The committee recommends nominees for the election of directors and officers, monitors the performance of the other Board committees, and informs the Board of shareholder concerns. The Nominating Committee does not operate under a formal written charter. We do not pay any third party a fee to assist us in identifying and evaluating potential nominees.

The Nominating Committee of the Company met one time during 2006.

Compensation Committee. We do not have a Compensation Committee because we do not independently compensate our executive officers, directors or employees. These persons are compensated by the Bank. As a “controlled company,” we are not required to adhere to the NASDAQ Marketplace Rules with respect to the Board’s determination of the compensation of officers.

Other Board Committees of the Bank. In addition to the committees of the Board of the company, the board of directors of the Bank also maintains a loan committee, a compensation committee and product development committee. The loan committee has the principal responsibility of approving certain loans to be provided by the Bank in its ordinary course of business. Since we do not independently compensate our executive officers, directors or employees, the compensation committee has the principal responsibility for setting and reviewing the compensation benefits provided to officers and employees of the Bank, who are also employees of the company. The planning and development committee has the responsibility of making sure the Company is offering the products customers want and expect.

Attendance at Annual Meeting of Stockholders

We do not have a policy regarding director attendance at the annual meetings of stockholders. Directors Hausfeld, Kleemeier, Smith, Thomas, Williamson and Linneman attended the prior year’s annual meeting of stockholders.

Executive Sessions of Non-Management Directors

Our non-management directors meet in executive session without management present from time to time as deemed necessary by the non-management directors, but at least two times per year. Shareholders or other interested parties may communicate with the presiding director or to the non-management directors as a group.

The Director Nominations Process

The purpose of the Nominating Committee is to consider both management and shareholder recommended candidates for possible inclusion in our recommended slate of director nominees.

Minimum Criteria for Candidates. At a minimum, each candidate must (a) agree to accept the nomination for Board candidacy, (b) meet the standards of independence established by NASDAQ, and (c) meet all other applicable laws, rules, and regulations related to service as a Director.

Desirable Qualities and Skills. In addition, the Nominating Committee will consider the following skills and characteristics of candidates: (a) judgment, (b) diversity, (c) experience, (d) skills, (e) accountability and integrity, (f) financial literacy, (g) industry knowledge, (h) other board appointments, and (i) independence. In addition, in determining whether an incumbent director should stand for re-election, the Nominating Committee will consider the director’s attendance at meetings, achievement of satisfactory performance and other matters determined by the Board.

Internal Process for Identifying Candidates. On a periodic basis, the Nominating Committee solicits ideas for possible candidates from a number of sources - members of the Board; senior level executives; individuals personally known to the members of the Board; and research, including database and Internet searches.

General Nomination Right of All Shareholders. Any shareholder of the company may nominate one or more persons for election as a director of the company at an annual meeting of shareholders if the shareholder complies with the notice, information and consent provisions contained in our Bylaws. We have an advance notice bylaw provision. In order for the director nomination to be timely, a shareholder’s notice to our Executive Secretary must be delivered to our principal executive offices not less than 30 days nor more than 60 days prior to the date of our next annual meeting. If a shareholder provides timely notice as described above, in accordance with our Bylaws, the candidate may be voted upon in the election of directors at the annual meeting and the candidate’s name will be included on the ballot for election. If a shareholder fails to provide timely notice, but still provides written notice to our Executive Secretary at least five days prior to the annual meeting, the candidate will be added to the ballots provided at the annual meeting, but will not be included on any proxy cards delivered by the company. Further, the persons named in the proxy cards will be permitted to exercise discretionary voting authority with respect to any candidate submitted by a shareholder less than 30 days before the date of the annual meeting.

A shareholder entitled to vote may propose a candidate from the floor at the annual meeting itself only if the Nominating Committee has failed to nominate a slate of candidates at least 20 days before the date of the annual meeting. If the Nominating Committee recommends a slate of candidates at least 20 days before the date of the annual meeting, no votes will be allowed for candidates who are proposed from the floor during the annual meeting.

  Evaluation of Candidates. The Nominating Committee will consider all candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Nominating Committee’s initial evaluation, a candidate continues to be of interest to the Nominating Committee, a member of the Nominating Committee will interview the candidate and communicate such member’s evaluation to the other Nominating Committee members. Later reviews will be conducted by other members of the Nominating Committee and our executive officers. Ultimately, background and reference checks will be conducted and the Nominating Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

  Timing of the Identification and Evaluation Process. Our fiscal year ends on December 31. The Nominating Committee usually meets in February or March to consider and determine, among other things, Candidates to be included in our recommended slate of director nominees for election by shareholders at the annual meeting.

There have been no material changes to these procedures since they were previously disclosed in our proxy statement for the 2006 Annual Meeting of Stockholders.

Audit Committee Report

During 2006, Messrs. Hausfeld, Thomas and Williamson served on our Audit Committee, with Mr. Williamson serving as Chair. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Nasdaq. The Audit Committee is responsible for overseeing our accounting and financial reporting processes, including the quarterly review and the annual audit of our consolidated financial statements by Grant Thornton LLP (“Grant Thornton”), our independent registered public accounting firm. As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2006 with management and Grant Thornton and discussed those matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, with Grant Thornton. The Audit Committee received the written disclosures and the letter required by Independent Standards Board Statement No. 1 (Independence Discussions with Audit Committee) from Grant Thornton and discussed that firm’s independence with representatives of the firm.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management, the internal audit function and our independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited financial statements of the company for the year ended December 31, 2006 in the Annual Report on Form 10-K as filed with the SEC.

Respectfully submitted,

Steven R. Hausfeld
Robert Thomas
James E. Williamson

Compensation Discussion and Analysis

Overview of Compensation Program. The Compensation Committee (for purposes of this analysis, the "Committee") of the Board has the responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid is fair, reasonable and competitive.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table, are referred to as the "named executive officers”.

Compensation Philosophy and Objectives. The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals. The Committee evaluates both performance and current compensation to ensure that we maintain our ability to attract and retain superior employees in key positions. The compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our industry and in our market area.

Role of Executive Officers in Compensation Decisions. The Committee makes all compensation decisions for the named executive officers and approves recommendations made by the Chief Executive Officer for other employees. The Chief Executive Officer annually reviews the performance of each one of the named executive officers. The conclusions reached and recommendations made based on these reviews are presented to the Committee. The Committee can exercise its discretion in modifying any recommendation or awards.

Compensation Components. For the fiscal year ended December 31, 2006, the principal components of compensation include base salary, performance-based incentive compensation, retirement and other benefits.

Base Salary. We provide named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each employee based on his or her position and responsibility. During its review of base salaries for executives, the Committee primarily considers the individual performance of the executive and the internal review of the executive's compensation. The Compensation Committee uses the American Community Bankers Compensation Survey to analyze salary competitive to our region.

Salary levels are considered annually as part of our performance review process.

Performance-Based Incentive Compensation. We currently have three stock based incentive plans in which our named executive officers and other employees may participate. The Employer Stock Ownership Plan (ESOP) was created during a public offering in 2004. All eligible employees receive shares of stock on an annual basis. The stock allocation is based on an employee's compensation percentage comparable to total eligible compensation. This percentage is multiplied by number of shares allocated during a given year to determine employees share allocations.

The Management Recognition Plan (“MRP”) was approved by the shareholders at the 2005 Annual Meeting. The MRP Plan provides awards of shares to members of the board of directors, management and employees. The Committee may make grants of restricted stock awards which shall consist of the grant of an award of shares of common stock. The common stock awarded under the MRP vests over a five year period, commencing with the date of grant.

The Stock Option Plan (“SOP”) was also approved by the shareholders at our 2005 Annual Meeting. The SOP provides for grants of stock options to members of the board of directors, management and employees. The Committee may make grants of Stock Options that are subject to five year vesting. Stock options must be exercised within ten years from the date of the grant.

Retirement and Other Benefits. We have a 401(k) retirement savings plan, which covers all employees who have attained the age of 21 and have completed one year of service. We annually are required to contribute 3% of eligible employees' salaries, plus the lesser of 3% of each participant's salary or 50% of each participant's contributions to the plan. The 401(k) plan offers three investment options. The participant can elect to purchase our common stock, invest in five year certificates of deposit or invest in a variety of mutual funds.

Compensation Committee Interlocks and Insider Participation

The Board of Directors of the company does not have a separate compensation committee. The members of the Compensation Committee of the Bank are directors Hausfeld, Thomas and Kleemeier, all of whom are independent directors. In addition, none of these individuals had any relationship requiring disclosure under “Certain Transactions.” The committee is responsible for reviewing all compensation matters related to non-executive positions and executive positions. The Compensation Committee of the Bank met three times during the year ended December 31, 2006.

During the year ended December 31, 2006, (i) no executive served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Bank’s Compensation Committee; (ii) no executive officer of the company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Bank; and (iii) no executive officer of the company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Bank.

Report of the Executive Compensation and Benefits Committee

The Compensation Committee of the Bank has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the company that the “Compensation Discussion and Analysis” be included in this proxy statement.

This report has been provided by the Compensation Committee, which consists of Directors Hausfeld, Thomas and Kleemeier.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to our directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or other persons performing similar functions. The Code of Ethics requires our directors, executive officers and employees to avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics.

Summary Compensation Table. The following table shows the compensation of Thomas J. Linneman, our principal executive officer, Scott T. Smith, our principal financial officer and three other executive officers who received total compensation of $100,000 during the past fiscal year for services to the company or any of its subsidiaries during the year ended December 31, 2006.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards(1) ($)	Option awards(2) ($)	All other compensation ($)	Total ($)
Thomas J. Linneman, President and Chief Executive Officer	2006	$187,916(3)	$14,094	$103,262	$67,200	$48,633(8)	$421,105

Kevin M. Kappa, Vice President--Compliance of the Bank	2006	$107,940(4)	$8,096	$61,900	$38,976	$30,160(9)	$247,072

Jeffrey J. Lenzer, Vice President-- Operations of the Bank	2006	$120,003(5)	$9,000	$61,900	$40,656	$32,709(10)	$264,268

Scott T. Smith, Chief Financial Officer of the Bank	2006	$97,904(6)	$7,343	$41,305	$26,880	$25,480(11)	$198,912

Deborah A. Fischer, Vice President of Lending	2006	$84,148(7)	$6,311	$12,380	$8,064	$18,146(12)	$129,049

(1)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006,  in accordance with FAS 123 (R) of awards pursuant to the Stock-Based Incentive Plan and this includes amounts from awards granted  prior to 2006.

(2)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123 (R) of awards pursuant to the Stock-Based Incentive Plan and this includes amounts from awards granted prior to 2006.

(3)	The amounts include salary earned during the fiscal year ended December 31, 2006. In relation to the salary amounts earned Mr. Linneman contributed $4,122 to the Bank’s 401(k) Plan.
(4)	The amounts include salary earned during the fiscal year ended December 31, 2006. In relation to the salary amounts earned Mr. Kappa contributed $11,128 to the Bank’s 401(k) Plan.
(5)	The amounts include salary earned during the fiscal year ended December 31, 2006. In relation to the salary amounts earned Mr. Lenzer contributed $8,229 to the Bank’s 401(k) Plan.
(6)	The amounts include salary earned during the fiscal year ended December 31, 2006. In relation to the salary amounts earned Mr. Smith contributed $11,208 to the Bank’s 401(k) Plan.
(7)	The amounts shown include s alary earned during the fiscal year ended December 31, 2006. In relation to the salary amounts earned Mrs. Fischer contributed $15,000 to the Bank’s 401(k) Plan.
(8)	The amounts include dividends paid on stock awards, contributions by the Bank to the Bank’s 401(k) Plan and ESOP plan and premiums paid on behalf of Mr. Linneman of $11,156, $13,580, $23,323 and $574.
(9)	The amounts include dividends paid on stock awards, contributions by the Bank to the Bank’s 401(k) Plan and ESOP plan and premiums paid on behalf of Mr. Kappa of $6,688, $9,715, $13,380 and $377.
(10)	The amounts include dividends paid on stock awards, contributions by the Bank to the Bank’s 401(k) Plan and ESOP plan and premiums paid on behalf of Mr. Lenzer of $6,688, $10,930, $14,841 and $250.
(11)	The amounts include dividends paid on stock awards, contributions by the Bank to the Bank’s 401(k) Plan and ESOP plan and premiums paid on behalf of Mr. Smith of $4,463, $8,674, $12,129 and $214.
(12)	The amounts include dividends paid on stock awards, contributions by the Bank to the Bank’s 401(k) Plan and ESOP plan and premiums paid on behalf of Mrs. Fischer of $1,338, $6,385, $9,987 and $436.

Plan-Based Awards. There were no grants of plan-based awards for our named executive officers in 2006.

Outstanding Equity Awards at Year End. The following table sets forth information with respect to our outstanding equity awards as of December 31, 2006 for our named executive officers.

Outstanding Equity Awards at Fiscal Year-End
	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#)(1) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas J. Linneman, President and Chief Executive Officer	20,000	80,000	—	$11.15	5/5/2015	35,700	$471,954	—	$—

Kevin M. Kappa, Vice President--Compliance of the Bank	11,600	46,400	—	$11.15	5/5/2015	21,400	$282,908	—	$—

Jeffrey J. Lenzer, Vice President-- Operations of the Bank	12,100	48,400	—	$11.15	5/5/2015	21,400	$282,908	—	$—

Scott T. Smith, Chief Financial Officer of the Bank	8,000	32,000	—	$11.15	5/5/2015	14,280	$188,782	—	$—

Deborah A. Fischer, Vice President of Lending	2,400	9,600	—	$11.15	5/5/2015	4,280	$56,582	—	$—

(1)	All options awards listed above vest at a rate of 20% per year over the first five years commencing on May 5, 2005 of the ten year option term.
(2)	All stock awards listed above vest at a rate of 20% per year over five years commencing on May 5, 2005.

Options Exercised Stock Vested. The following table sets forth information with respect to option exercises and common stock awards that have vested during the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)

Thomas J. Linneman, President and Chief Executive Officer	—	—	8,925	$106,654

Kevin M. Kappa, Vice President--Compliance	—	—	5,350	$63,933

Jeffrey J. Lenzer, Vice President-- Operations	—	—	5,350	$63,933

Scott T. Smith, Chief Financial Officer	—	—	3,570	$42,622

Deborah A. Fischer, Vice President of Lending	—	—	1,070	$12,787

We do not have any pension benefits, defined contribution or other non-qualified deferred compensation plans.

Directors’ Summary Compensation Table. Set forth below is summary compensation for each of our non-employee directors.

Director Compensation
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Steven R. Hausfeld	$19,000	$10,992	$1,766	—	$—	$—	$31,758
Edward L. Kleemier	$19,000	$20,652	$14,986	—	$4,868	$2,231(3)	$61,737
John T. Smith	$19,000	$20,652	$14,986	—	$2,979	$2,231(3)	$59,848
Robert L. Thomas	$19,000	$20,652	$14,986	—	$3,430	$8,654(4)	$66,722
James E. Williamson	$19,000	$20,652	$14,986	—	$2,996	$7,253(5)	$64,887

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 12006, in accordance with FAS 123(R) of awards pursuant to the Stock-Based Incentive Plan and thus may include amounts from awards granted prior to 2006
(2)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 12006,  in accordance with FAS 123(R) of awards pursuant to the Stock-Based Incentive Plan and thus may include amounts from awards granted  prior to 2006.

(3)	The amounts reflect dividends paid on stock awards during the fiscal year ended December 31, 2006.
(4)
The amounts reflect dividends paid on stock awards during the fiscal year ended December 31, 2006 totaling $2,231. It also includes  $6,423 which represents 50% of health insurance premiums paid by the Company.

(5)	The amounts reflect dividends paid on stock awards during the fiscal year ended December 31, 2006 totaling $2,231. It also includes $5,022 which represents 50% of health insurance premiums paid by the Company.

Compensation of Directors

The Boards of the Company, Cheviot Mutual and the Bank are comprised of the same persons. To date, the Bank has compensated its directors for their services. The company has not paid any additional compensation to the directors for this service, though it may choose to do so in the future.

Compensation of Non-Employee Directors. During the year ended December 31, 2006, directors received a $16,000  annual retainer for board membership (on the Bank) and an additional $3,000 retainer for membership on a committee.
Compensation of Directors Who are Also Employees. During the year ended December 31, 2006, Mr. Linneman, the only director who is also an employee of the Company or the Bank, received $16,000  in compensation for board membership (on the Bank). Mr. Linneman did not receive any compensation for committee membership.

Directors Deferred Compensation Plan. The Bank adopted, effective March 31, 2003, a directors deferred compensation plan as an additional benefit for its directors. Each person who was a member of the board on March
31, 2003 became a participant in the plan on such date. Any subsequent member of the board shall become a participant in the plan only if he or she is a member of the board of directors on the last day of the first plan year that ends after the date on which he or she completes ten years of service, which date is designated as his or her participation date in the plan. After becoming a participant under the plan, a person remains a participant until the entire balance of his or her account under the plan has been paid or forfeited under the terms of the plan.

The plan provides for the payment of benefits to the Bank’s directors upon termination of service with the Bank and vesting in the compensation plan after ten years of service. The deferred compensation liability reflects the current value of the plan obligation based on a present value of providing a sum certain of $11,400 per year to each participant for ten years after retirement. The present value was determined using an interest rate of 7.00% and the relevant time to retirement for each participant. The Bank recorded expense of approximately $21,000 for the directors deferred compensation plan for the year ended December 31, 2006.

A participant shall forfeit the entire balance of his or her account and any right to future payment of a plan benefit if he or she violates certain standards of conduct as set forth in the plan.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Agreement with Mr. Linneman. Effective January 5, 2004, the Bank entered into an employment agreement with Mr. Linneman which provided for the employment and retention of Mr. Linneman for a three-year term. Commencing on the first anniversary date of the employment agreement and continuing on each anniversary thereafter, the disinterested members of the board of directors of the Bank may extend the employment agreement an additional year such that the remaining term of the agreement shall be 36 months, unless Mr. Linneman elects not to extend the term by giving written notice to the board of directors. The employment agreement provides that the executive’s base salary will be reviewed annually and may be increased but not decreased. The base salary that will be effective for such employment agreement will be $195,000. The Bank will also provide a bonus program to Mr. Linneman which will provide him with the opportunity to earn up to 50% of his base salary, on an annual basis, the amount of which shall be determined by specific performance standards and a formula to be agreed to by Mr. Linneman and the Bank’s board of directors annually. Performance standards shall be measured on a calendar year, and no bonus shall be payable if Mr. Linneman is not employed on December 31 of the pertinent year. Mr. Linneman shall be entitled to participate in such life insurance, medical, dental, 401(k), profit-sharing and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Bank for the benefit of its employees. In addition, the Bank shall provide Mr. Linneman with a supplemental life insurance policy with a death benefit of not less than $200,000.

Under the employment agreement, if Mr. Linneman dies, retires or is terminated “for cause” or if he voluntarily terminates his employment without good reason (as defined in the employment agreement), Mr. Linneman (or his estate) shall be entitled to receive the compensation due him through the last day of the calendar month in which his death, retirement or termination occurred. In the event of Mr. Linneman’s disability, the Bank will pay him, as disability pay, pursuant to the long-term disability policy then in effect. Such payments shall be reduced by the amount of any short- or long-term disability benefits payable to him under any other disability programs sponsored by the Bank. In addition, during any period of his disability, he and his dependents shall, to the greatest extent possible, continue to be covered under all benefit plans including, without limitation, retirement plans and medical, dental and life insurance plans of the Bank on the same terms as if he were actively employed by the Bank.

Under the employment agreement, if the employment of Mr. Linneman is terminated by the Bank without cause or Mr. Linneman terminates his employment with good reason (as defined in the employment agreement), Mr. Linneman would be entitled to a severance payment equal to the base salary (determined by reference to his base salary on the termination date) and bonuses (determined by reference to his average bonus over the three years preceding his termination date) that would otherwise have been payable over the remaining term of the agreement. Such amounts shall be paid in one lump sum within ten calendar days of such termination. In addition, Mr. Linneman shall, for the remaining term of the employment agreement, receive the benefits he would have received during the remaining term of the employment agreement under any retirement programs in which he participated prior to his termination and continue to participate in any benefit plans of the Bank that provide health (including medical and dental), life, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives of the Bank during such period.

If, within the period ending two years after a change in control (as defined in the employment agreement), the Bank shall terminate Mr. Linneman’s employment without good cause or Mr. Linneman terminates his employment with good reason, Cheviot Savings Bank shall, within ten calendar days of termination of his employment, make a lump sum cash payment to him equal to 2.99 times the executive’s average annual compensation over the five most recently completed calendar years ending with the year immediately preceding the effective date of the change in control. In such event, Mr. Linneman shall for a 36-month period following his termination of employment continue to receive the benefits he would have received over such period under any retirement plans in which he participated prior to this termination and shall continue to participate in any benefit plans that provide health (including medical and dental), life or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives during such period. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are required to pay a 20% excise tax on the amount of the payment in excess of the base amount, and the employer is not entitled to deduct such amount. If Mr. Linneman was terminated as a result of a change of control as of December 31, 2006, total payments he would be entitled to receive would be $621,000.

Upon termination of Mr. Linneman for any reason, he must adhere to a two-year non-competition covenant.

All reasonable costs and legal fees paid or incurred by Mr. Linneman in any dispute or question of interpretation relating to the employment agreement will be paid by the Bank, if Mr. Linneman is successful on the merits in a legal judgment, arbitration or settlement. The employment agreement also provides that the Bank will indemnify the executive for certain liabilities and expenses as provided therein.

Potential Payments upon Termination. Mr. Linneman would receive payments totaling $686,000 in the event he were terminated, consisting of $668,000 in salary and bonus payments, $14,000 in health insurance premium payments for three years and $4,000 in life insurance premium payments for three years.

Change-in-Control Severance Agreements with Messrs. Kappa and Lenzer. Effective January 5, 2004, the Bank entered into change in control severance agreements with each of Messrs. Lenzer and Kappa to provide benefits to each of them upon a change in control of either the Bank or the Company. Each severance agreement provides for a three-year term. Additionally, on or before each anniversary date of the effective date of the severance agreement, the term of the agreement may be extended for an additional one-year period beyond the then effective expiration date upon a determination and resolution of the board of directors that the performance of the employee has met the requirements and standards of the board and that the term of the agreement should be extended. Under the severance agreement, if a change in control of the Bank or the Company occurs, Messrs. Lenzer and Kappa, if terminated or if each terminates his employment upon the occurrence of certain events specified in the severance agreement within 12 months after any change in control, will be entitled to receive an amount equal to two times the prior calendar year’s cash compensation paid to such executive by the Bank. Such sum will be paid at the option of the executive either in one lump sum not later than the date of such termination of employment or in periodic payments over the next 24 months after such termination of employment. If Messrs. Kappa and Lenzer were terminated as a result of a change of control as of December 31, 2006, total payments they would be entitled to receive would both be $247,000.

401(k) Plan

The Bank maintains the Cheviot Savings Bank 401(k) Retirement Savings Plan (the “401(k) Plan”) which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code. Employees who have attained age 21 and have completed one year of employment are eligible to participate. Employees are entitled to enter the 401(k) Plan on the first January 1 or July 1 occurring after the employee becomes eligible to participate in the 401(k) Plan.

Under the 401(k) Plan participants may elect to defer a percentage of their compensation each year instead of receiving that amount in cash equal to the lesser of (i) a maximum percentage of compensation as indicated in a notice received from the 401(k) Plan administrator or (ii) an indexed dollar amount set by the Internal Revenue Service, which is $15,000 for 2006. In addition, for participants that are age 50 or older by the end of any taxable year, the participant may elect to defer additional amounts (called “catch-up contributions”) to the 401(k) Plan. The additional amounts may be deferred regardless of any other limitations on the amount that a participant may defer to the 401(k) Plan. The maximum “catch-up contribution” that a participant can make in 2006 is $5,000.

Each plan year (a calendar year), the Bank will contribute to the 401(k) Plan the following amounts: (a) the total amount of the salary reduction a participant elected to defer; (b) in the discretion of the Bank, a matching contribution equal to a percentage of the amount of the salary reduction a participant elected to defer; and (c) an amount equal to 3% of a participant’s plan compensation (generally the sum of a participant’s Form W-2 wages and other compensation for the year plus a participant’s before-tax contributions to the 401(k) Plan and any other benefit plans of the Bank, up to a legal limit (which is $220,000 for 2006)) for the year plus 3% of a participant’s plan compensation for the year in excess of 50% of the Social Security Taxable Wage Base for old-age retirement benefits for the year ($47,100 for 2006) plus any additional amount that does not match a participant’s salary reduction and that is determined by the Bank in its discretion.

The 401(k) Plan permits employees to direct the investment of his or her own accounts into various investment options, including the opportunity to invest in a “Cheviot Financial Corp. Stock Fund.” Each participant who directs the trustee to invest all or part of his or her account in the Cheviot Financial Corp. Stock Fund will have assets in his or her account applied to the purchase of shares of common stock. Participants will be entitled to direct the trustee as to how to vote his or her allocable shares of common stock.

Plan benefits will be paid to each participant in the form of a single cash payment at normal retirement age unless earlier payment is selected. If a participant dies prior to receipt of the entire value of his or her 401(k) Plan accounts, payment will generally be made to the beneficiary in a single cash payment as soon as possible following the participant’s death. Payment will be deferred if the participant had previously elected a later payment date. If the beneficiary is not the participant’s spouse, payment will be made within one year of the date of death. If the spouse is the designated beneficiary, payment will be made no later than the date the participant would have attained age 70 1/2. Normal retirement age under the 401(k) Plan is age 65. Early retirement age is age 55.

Employee Stock Ownership Plan and Trust (the “ESOP”)

In January 2004, we implemented the Cheviot Financial Corp. Employee Stock Ownership Plan in connection with the reorganization and stock offering. Employees who are at least 21 years old, who have at least one year of employment with the Bank or an affiliated corporation and who have completed at least 1,000 hours of service, are eligible to participate. As part of the reorganization and stock offering, the ESOP borrowed funds from us and used those funds to purchase 357,075 shares of common stock. Collateral for the loan is the common stock purchased by the ESOP. The loan will be repaid principally from the participating employers’ discretionary contributions to the ESOP over a period of up to 10 years. The loan bears interest at an annual percentage rate fixed at 4.0%. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan are 100% vested upon completion of five years of credited service. A participant’s interest in his or her account under the plan also fully vest in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits are payable in the form of common stock and/or cash. Contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the ESOP cannot be estimated. Under generally accepted accounting principles, a participating employer will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account

Effect of Change in Control on Certain Executive Compensation Plans

In the event of a change in control, the ESOP will terminate and participants will become fully vested in their account balances, which will be paid to them.

Stock Benefit Plans

Stock-Based Incentive Plan. The Board of Directors has adopted the 2005 Cheviot Financial Corp. Stock-Based Incentive Plan (“2005 Plan”), to provide officers, employees and directors of the company or the Bank with additional incentives to share in our growth and performance. The 2005 Plan was approved by stockholders on April 26, 2005.

The 2005 Plan authorizes the issuance of up to 680,426 shares of our common stock pursuant to grants of incentive and non-statutory stock options, reload options or restricted stock awards, provided that no more than 194,408 shares may be issued as restricted stock awards, and no more than 486,018 shares may be issued pursuant to exercise of stock options.

Employees and outside directors and our subsidiaries are eligible to receive awards under the 2005 Plan.

The Compensation Committee may determine the type and terms and conditions of awards under the 2005 Plan. Awards may be granted in a combination of incentive and non-statutory stock options, reload options or restricted stock awards. Awards may include the following:

(i) Stock Options. A stock option gives the recipient or “optionee” the right to purchase shares of common stock at a specified price for a specified period of time. The exercise price shall not be less than the fair market value of the underlying common stock on the date the stock option is granted. Fair market value for purposes of the 2005 Plan means the average of the closing high bid and low asked price of the common stock as reported on the OTC Electronic Bulletin Board (or the average of the high and low quoted sales prices of the common stock on the Nasdaq Stock Market) on the day the option is granted or, if the common stock is not traded on the date of grant, the fair market value shall be determined by the Compensation Committee in good faith on an appropriate basis.

Stock options are either “incentive” stock options or “non-qualified” stock options. Incentive stock options have certain tax advantages and must comply with the requirements of Section 422 of the Internal Revenue Code. Only employees are eligible to receive incentive stock options. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of exercise (i) either in cash, check payable to the Company or electronic funds transfer; or (ii) with stock of the Company which was owned by the participant for at least six months prior to delivery; or (iii) by reduction in the number of shares deliverable pursuant to the stock option, or (iv) subject to a “cashless exercise” through a third party. Cash may be paid in lieu of any fractional shares under the 2005 Plan and generally no fewer than 100 shares may be purchased on exercise of an award unless the total number of shares available for purchase or exercise pursuant to an award is less than 100 shares. Stock options are subject to vesting conditions and restrictions as determined by the Compensation Committee.

(ii) Reload Options. Reload options entitle the holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded. Reload options may also be granted to replace option shares retained by the employer for payment of the option holder’s withholding tax. The option price at which additional shares of stock can be purchased by the option holder through the exercise of a reload option is equal to the market value of the shares on the date the original option is exercised. The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised. Reload options issued on the exercise of incentive stock options may be incentive stock options or non-statutory stock options.

(iii) Stock Awards. Stock awards under the 2005 Plan will be granted only in whole shares of common stock. Stock awards will be subject to conditions established by the Compensation Committee which are set forth in the award agreements. Any stock award granted under the 2005 Plan will be subject to vesting as determined by the Compensation Committee. Awards will be evidenced by agreements approved by the Compensation Committee which set forth the terms and conditions of each award.

Transferability of Awards. Generally, all awards, except non-statutory stock options, granted under the 2005 Plan will be nontransferable except by will or in accordance with the laws of intestate succession. Stock awards may be transferable pursuant to a qualified domestic relations order. At the Compensation Committee’s sole discretion, non-statutory stock options may be transferred for valid estate planning purposes that are permitted by the Code and the Exchange Act. During the life of the participant, awards can only be earned by him or her. The Compensation Committee may permit a participant to designate a beneficiary to exercise or receive any rights that may exist under the 2005 Plan upon the participant’s death.

Change in Control. Upon the occurrence of an event constituting a change in control of the company as defined in the 2005 Plan, all stock options will become fully vested, and all stock awards then outstanding shall vest free of restrictions. A conversion of Cheviot Mutual from mutual to stock form will not be considered as a change of control.

Effect of Termination of Service. Unless the Compensation Committee specifies otherwise at the time an award is granted, upon the occurrence of the participant’s termination of service due to death or disability, all unvested stock options and stock awards made to the participant will become fully vested. Subject to OTS regulations and policy (or the receipt of any required waivers from the OTS), and unless the Compensation Committee specifies otherwise at the time an award is granted, in the event of a normal retirement of a participant any unvested award of stock options and/or restricted stock shall become fully vested in the participant. Unless the Committee specifies otherwise, a person who is a member of the Board of Directors shall not be deemed to have retired until service as a director or director emeritus has ceased.

Certain Transactions With Related Persons

The Bank’s current policy is that no loans are to be extended to directors or executive officers of the Bank without the approval of the Bank’s board of directors. Current directors, officers and employees are eligible for any type of credit offered by the Bank. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. As of December 31, 2006, there were a total of 8 loans to directors/officers of the Bank with a total balance of approximately $882,000. The loans made to directors and executive officers were made in the ordinary course of business and did not involve more than a normal risk of collectibility. Any future loans made to any directors, executive officers, officers or employees of the Bank will be made under the same terms and conditions.

All transactions involving related parties require the approval of full board of directors.
Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to an officer or director of the company. There are several exceptions to this general prohibition, including loans made by an FDIC insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and officers comply with the Federal Reserve Act and the Federal Reserve Board’s Regulation O and, therefore, are excepted from the prohibitions of Section 402.

PROPOSAL 2 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee requests that shareholders ratify the Audit Committee’s selection of Grant Thornton to serve as our independent registered public accounting firm for fiscal year ending December 31, 2007. Representatives of Grant Thornton will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions by shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

Independent Registered public accounting firm Fees

The following table sets forth the aggregate fees billed to us (or the Bank) for the years ended December 31, 2006 and 2005 by Grant Thornton:

	2006	2005
Audit Fees	$54,900	$46,900
Audit Related Fees	19,415	23,436
Tax Fees	4,843	5,000
All Other Fees	—	—
	$79,158	$75,336

Audit Fees consist of the aggregate fees billed for each of the last two fiscal years for professional services rendered by our principal accountant for the audit of our annual financial statements and review of financial statements included in our Form 10-Q or services that are normally provided by our accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements of the Bank and the Company. This category includes fees related to audit and attest services not required by statute or regulations, acquisitions and investments, and consultations concerning financial accounting and reporting standards.

Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, return preparation, tax audits and customs and duties.

All Other Fees. During 2006 and 2005 no fees were billed for products and services provided by the principal accountant, other than the services reported above.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Grant Thornton and has concluded that it is.

Pre-approval Policies and Procedures. In accordance with rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related services and all permitted non-audit work performed by the independent accountants, Grant Thornton, must be pre-approved by the Audit Committee, including the proposed fees for such work. The Audit Committee has adopted policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved, and is informed of each service actually rendered that was approved through its pre-approval process. The Audit Committee pre-approved 100% of the audit related fees and tax fees described above during the fiscal years ended December 31, 2006 and 2005.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Directors, executive officers and greater than 10% shareholders are required by regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Such reports are filed on Forms 3, 4 and 5 under the Exchange Act. Based solely on its review of the copies of such forms received by it, the Company believes that during the year ended December 31, 2006, all such persons complied on a timely basis with the filing requirements of Section 16(a).

Shareholder Proposals for Next Year’s Annual Meeting

Shareholder proposals intended for inclusion in next year’s Proxy Statement should be sent to the Executive Secretary, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211 and must be received by November 28, 2007. Any such proposal must comply with Rule 14a-8 promulgated by the SEC pursuant to the Exchange Act. Any shareholder who intends to propose any other matter to be acted upon at the 2008 annual meeting of shareholders without inclusion of such proposal in the Company’s proxy statement must inform the company no later than 30 days prior to our 2007 annual meeting date. If notice is not provided by that date, the persons named in our proxy for the 2008 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2007 annual meeting. All shareholder proposals and notices must also meet all requirements set forth in our Charter and Bylaws.

Other Matters to Come Before the Meeting

At the time this Proxy Statement was released for printing on March 26, 2007, we knew of no other matters that might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the voting shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons voting them.

Miscellaneous/Financial Statements

We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to solicitations by mail, our directors, officers and regular employees of our may solicit proxies personally or by telegraph or telephone without additional compensation.

Annual Report to Shareholders

Our Annual Report to Shareholders for the year ended December 31, 2006, has been mailed to shareholders concurrently with this mailing of this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy solicitation materials. If you would like an additional copy of the Annual Report to Shareholders or a copy of our Form 10-K that has been filed with the SEC, including financial statements and schedules, please write to Kimberly Siener, Investor Relations, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211, and we will send copies of each to you free of charge. The exhibits to the Form 10-K will be furnished for a fee that is reasonably related to our cost of furnishing such items.

Proxy Statements for Shareholders Sharing the Same Household Mailing Address

If shareholders residing at the same household mailing address are currently receiving multiple copies of our communications but would like to receive only one in the future, please send written notice to The Registrar and Transfer Company at the below address. In the written notice please indicate the names of all accounts in your household and The Registrar and Transfer Company will forward the appropriate forms for completion.

                                The Registrar and Transfer Company
                                10 Commerce Drive
                                Cranford, New Jersey 07016-3506

Any shareholders participating in the householding program will, however, continue to receive a separate proxy card or voting instruction card for each account.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board, specified individual directors and non-management directors should send any communications to the Executive Secretary, Cheviot Financial Corp., 3723 Glenmore Avenue, Cheviot, Ohio 45211 and identify the intended recipient. All communications addressed will be forwarded to the identified person or persons.

By Order of the Board of Directors

James E. Williamson
Executive Secretary

March 26, 2007

REVOCABLE PROXY

CHEVIOT FINANCIAL CORP.
ANNUAL MEETING OF SHAREHOLDERS

April 24, 2007

The undersigned hereby appoints the official proxy committee consisting of the Board of Directors of Cheviot Financial Corp. (the “Company”) with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Company’s main office at 3723 Glenmore Avenue, Cheviot, Ohio 45211, on April 24, 2007, at 3:00 p.m., Eastern Standard Time. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	WITHHELD
1.
The election as Directors of the nominees listed below each to serve for a three-year term.

Edward L. Kleemeier
James E. Williamson

INSTRUCTION: To withhold your vote for one or more nominees, write the name of the nominee(s) on the line(s) below.

__________________________________

__________________________________
		☐	☐
		FOR	WITHHELD	ABSTAIN
2.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

The Board of Directors recommends a vote “FOR” each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEE STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated March 26, 2007 and audited financial statements.

Dated: ________________________	☐	Check Box if You Plan to Attend Annual Meeting

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

PRINT NAME OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Please complete and date this proxy and return it promptly
in the enclosed postage-prepaid envelope.